ADMINISTRATION AGREEMENT

CARILLON SERIES TRUST

This Agreement is made as of September 1, 2025, by and among CARILLON SERIES TRUST, a Delaware statutory trust (the “Trust”), and Carillon Tower Advisers, Inc., a Florida corporation (“Administrator”).

WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (“1940 Act”), as an open-end management investment company and may have established several separate Series of shares (“Series”), with each Series having its own assets and investment policies, as listed on Schedule A hereto, as may be amended from time to time;

WHEREAS, the Trust desires to retain the Administrator to furnish administrative services, including recordkeeping, and other services to shareholders (“Services”) of each Series listed in Schedule A attached hereto (as it may be amended from time to time), and the Administrator is willing to furnish such Services; and

WHEREAS, the Series operate as exchange-traded funds (each, an “ETF”) in accordance with Rule 6c-11 under the 1940 Act.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties agree as follows:

1.  Appointment. The Trust hereby appoints the Administrator to serve as the administrator of the Trust and each Series thereof as listed in Schedule A on the terms set forth in this Agreement. The Administrator accepts such appointment and agrees to render the Services herein set forth for the compensation as set forth on Schedule B. The Trust acknowledges that the Administrator may contract with affiliated and unaffiliated service providers (“Agents” or “Subcontractors”) to perform certain Services. In selecting Agents or Subcontractors to perform certain Services, the Administrator shall select only those Agents or Subcontractors that it reasonably believes have necessary facilities and personnel to diligently perform such Services. The Administrator may also contract with third parties to provide assistance and support (the “Vendors” or “Service Providers”). The Administrator shall monitor, coordinate, oversee and assist with the activities performed by Agents, Subcontractors, Vendors, and Service Providers. The delegation of those Services may be subject to Board of Trustees (“Board” or “Trustees”) approval, as applicable.

2.  Duties and Obligations of the Administrator.

(a)  Subject to the general direction and control of the Trust’s Board and the provisions of this Agreement, the Administrator shall provide to each Series all Services as deemed necessary or advisable for the operation of such Series, including without limitation those Services set forth on Schedule C attached hereto. The Administrator can use any of the officers and employees of the Administrator to provide any of the Services or reports required under this Agreement.

(b)  In performing its duties hereunder, the Administrator shall provide, at its expense, appropriate office space, facilities, equipment and personnel.

(c)  The Trust shall cause its officers, advisers, distributors, legal counsel, independent accountants, transfer agent, and any other service provider to cooperate with and provide the Administrator, or any third parties appointed under Section 1, upon its reasonable request, with such information, documents and advice relating to such Trust and/or Series as is within the possession or knowledge of such persons, and which in the opinion of the Administrator, is necessary in order to enable it to perform its duties hereunder.

(d)  The Administrator may consult with legal counsel to the appropriate Series, and shall not be liable for any action taken or omitted to be taken in good faith and with due care in accordance with such instructions or with the advice or opinion of such legal counsel.

3.  Compliance with Rule 38a-1. The Administrator shall maintain policies and procedures relating to the Services it provides pursuant to this Agreement that are reasonably designed to prevent violations of the federal securities laws, and shall employ personnel to administer the policies and procedures who have the requisite level of skill and competence required to effectively discharge its responsibilities. The Administrator also shall provide the Trust’s chief compliance officer with periodic reports regarding its compliance with the federal securities laws, and shall promptly provide special reports in the event of any material violation of the federal securities laws.

4.  Books and Records. The Administrator will maintain the books and records with respect to each Series relating to the Services it provides pursuant to this Agreement and as are required pursuant to the federal securities laws, including the 1940 Act and the rules thereunder. In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Administrator hereby agrees that all records which it maintains for each Series are the property of such Series and further agrees to surrender promptly to a Series any of such records upon the Series’ request. The Administrator further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the foregoing records required to be maintained by Rule 31a-1 under the 1940 Act.

5.  Reports to Administrator. Each Series shall furnish or otherwise make available to the Administrator such copies of that Series’ prospectus, statement of additional information, financial statements, proxy statements, reports, and other information relating to its business and affairs as the Administrator may, at any time or from time to time, reasonably require in order to discharge its obligations under this Agreement.

6.  Reports to each Series. The Administrator shall prepare and furnish to each Series such reports, statistical data and other information in such form and at such intervals as such Series may reasonably request.

7.  Confidentiality. The Administrator shall be responsible for preserving the confidentiality of information concerning the holdings, transactions, and business activities of the

Trust and each Series in conformity with the requirements of the 1940 Act and the rules thereunder, other applicable laws and regulations, and any policies that are approved by the Board.

8.  Allocation of Expenses. The Administrator, at its expense, shall furnish each Series with all necessary facilities, equipment, supplies and personnel. The Administrator shall also be responsible for paying the salaries, expenses and fees of any personnel that it furnishes to any Series (including the salaries, expenses and fees of Trustees and officers of the Trust who are officers, directors/trustees, partners, or employees of the Administrator or its affiliates) required for them to faithfully perform their duties under this Agreement; provided, however, that the parties may agree that the Trust may pay the compensation of the Trust’s chief compliance officer or any other officer of the Trust. Except as otherwise provided herein, all costs and expenses arising or incurred in connection with the performance of this Agreement shall be paid by the appropriate Series (“Series Expenses”), including but not limited to, organizational costs and costs of maintaining corporate existence, taxes, interest, brokerage fees and commissions, insurance premiums, compensation and expenses of the Trust’s trustees, directors, officers or employees, legal, accounting and audit expenses, advisory, sub-advisory, administration and shareholder servicing fees, charges of custodians, transfer and dividend disbursing agents, expenses (including clerical expenses) incident to the issuance, redemption or repurchase of portfolio shares, fees and expenses incident to the registration or qualification under federal or state securities laws of a Series or its shares, costs (including printing and mailing costs) of preparing and distributing prospectuses, reports, notices and proxy material to such Series’ shareholders, all expenses incidental to holding meetings of the Trust’s trustees and shareholders, all fees, dues and other expenses incurred in connection with the Trust’s membership in any trade association or other investment organization, and such nonrecurring and extraordinary expenses as may arise, including litigation affecting such Series and legal obligations relating thereto for which the Series may have to indemnify its trustees, directors and officers.

Notwithstanding the foregoing, Administrator and the Trust, with respect to each Series, acknowledge, understand and agree that Carillon Tower Advisers, Inc., its role as investment adviser to each Series, may be responsible for making payment for certain Series Expenses identified above under the unitary fee terms of the investment advisory agreement with respect to each Series (each, a “Unitary Fee Agreement”).

9.  Compensation. For the Services provided hereunder, the Trust agrees that each Series shall (i) pay the Administrator the applicable compensation per Series at the rate set forth on Schedule B hereto and such out-of-pocket expenses (e.g., telecommunication charges, postage and delivery charges, record retention costs, reproduction charges and transportation and lodging costs) as are incurred by the Administrator in performing its duties hereunder, or (ii) cause the Series’ investment adviser to pay such compensation in accordance with the applicable Unitary Fee Agreement. The rate set forth on Schedule B shall be an annual rate of a Series’ average daily net assets. Except as hereinafter set forth, compensation shall be calculated and accrued daily and paid monthly. Upon termination of this Agreement before the end of any month, the compensation for such part of a month shall be prorated according to the proportion which such period bears to the full monthly period and shall be payable upon the effective date of termination of this Agreement. For the purpose of determining compensation payable to the Administrator, each Series’ net asset value shall be computed at the times and in the manner specified in the Series’ Prospectus.

10.  Services to Other Clients. Nothing herein contained shall limit the freedom of the Administrator or any affiliated person of the Administrator to render administrative services to other investment companies, to act as administrator to other persons, firms, or corporations, or to engage in other business activities.

11.  Effect of Agreement. Nothing herein contained shall be deemed to require the Trust or any Series to take any action contrary to the Declaration of Trust or By-laws of such Trust or any applicable law, regulation or order to which it is subject or by which it is bound, or to relieve or deprive the Trustees of their responsibility for and control of the conduct of the business and affairs of the Series or Trust.

12.  Limitation of Liability of the Administrator. The Administrator shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Trust or any Series, and its or their shareholders, in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement. Any person, even though also an officer, director, partner, employee, or agent of the Administrator, who may be or become an officer, Board member, employee or agent of the Trust shall be deemed, when rendering Services to the Trust or any Series or acting in any business of the Trust or such Series, to be rendering such Services to or acting solely for the Trust or such Series and not as an officer, director partner, employee, or agent or one under the control or direction of the Administrator even though paid by it. This Paragraph 12 does not in any manner preempt any separate written indemnification commitments made by the Administrator with respect to any matters encompassed by this Agreement, which shall survive the termination of this Agreement.

13.  Trust and Shareholder Liability. The Administrator is hereby expressly put on notice of the limitation of shareholder liability as set forth in the Declaration of Trust of the Trust and agrees that obligations assumed by the Trust and/or Series pursuant to this Agreement shall be limited in all cases to that Trust and/or Series and its assets, and if the liability relates to one or more Trust and/or Series, the obligations hereunder shall be limited to the respective assets of that Trust and/or Series. The Administrator further agrees that they shall not seek satisfaction of any such obligation from the shareholders or any individual shareholder of the Trust and/or Series, nor from the Trustees, any individual Trustee of the Trust or any of the Trust’s officers, employees or agents, whether past, present or future shall be personally liable therefore.

14. Force Majeure. The Administrator shall not be liable for delays or errors occurring by reason of circumstances beyond its control, including but not limited to acts of civil or military authority, national emergencies, work stoppages, fire, flood, catastrophe, acts of God, insurrection, war, riot, or failure of communication or power supply. In the event of equipment breakdowns beyond its control, the Administrator shall take reasonable steps to minimize service interruptions but shall have no liability with respect thereto.

15.  Duration and Termination. The term of this Agreement shall begin on the date first written above with respect to the Trust or a Series, except that with respect to any new Series, this Agreement shall begin on the date the Series is added to this Agreement, and shall continue in effect with respect to the Trust or a Series subject to the termination provisions and all other terms and conditions hereof. This Agreement may be terminated at any time by vote of the Board, including a majority of the independent Board members, on 60 days’ written notice delivered or mailed by registered mail, postage prepaid, to the Administrator. The Administrator may at any time terminate this Agreement on 60 days’ written notice delivered or mailed by registered mail, postage prepaid, to the Trust. This Agreement automatically and immediately will terminate in the event of its assignment. Termination of this Agreement pursuant to this Paragraph 15 shall be without the payment of any penalty. Termination of this Agreement with respect to a given Trust or a Series shall not affect the continued validity of this Agreement or the performance thereunder with respect to any other Trust or Series.

16.  Amendments. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought, and no material amendment of this Agreement as to the Trust or a given Series shall be effective until approved by the Board.

17.  Definitions. As used in this Agreement, the terms “majority of the outstanding voting securities,” “interested person,” “assignment” and “affiliated person” shall have the same meanings as such terms have in the 1940 Act.

18.  Interpretation of Terms. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act shall be resolved by reference to such term or provision of the 1940 Act and to interpretation thereof, if any, by the United States courts or, in the absence of any controlling decision of any such court, by rules, regulations or orders of the Securities and Exchange Commission (“SEC”) validly issued pursuant to the 1940 Act. Where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is altered by a rule, regulation or order of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

19.  Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties hereto and supersedes all prior amendments and understandings relating to the subject matter hereof.

20.  Notices. All notices required to be given pursuant to this Agreement shall be delivered or mailed to the last known business address of the Trust (attn: [Secretary]) or the Administrator (attn: [President]) (or to such other address or contact as shall be designated by the Trust or the Administrator in a written notice to the other party) in person or by registered or certified mail or a private mail or delivery service providing the sender with notice of receipt. Notice shall be deemed given on the date delivered or mailed in accordance with this Paragraph 20.

21.  Governing Law. This Agreement shall be construed in accordance with the laws of the State of Florida, without giving effect to the conflicts of laws principles thereof, and in accordance with the 1940 Act. To the extent that the applicable laws of the State of Florida conflict with the applicable provisions of the 1940 Act, the latter shall control.

22.  Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors.

23.  Headings. The headings in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

24.  Execution in Counterparts. This Agreement may be executed simultaneously in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized and their respective seals to be hereunto affixed, as of the day and year first above written.

CARILLON SERIES TRUST

/s/ Susan Walzer
Name: Susan Walzer
Title: PEO

CARILLON TOWER ADVISERS, INC.

/s/ Eric Wilwant
Name: Eric Wilwant
Title: Chief Operating Officer

SCHEDULE A

TO

ADMINISTRATIVE SERVICES AGREEMENT

CARILLON SERIES TRUST

The following Series of the above-referenced Trust currently are subject to this Agreement:

Carillon Series Trust

RJ Chartwell Premium Income ETF

RJ Eagle Municipal Income ETF

RJ Eagle Vertical Income ETF

RJ Eagle GCM Dividend Select Income ETF

Date: September 1, 2025

SCHEDULE B

TO

ADMINISTRATIVE SERVICES AGREEMENT

FOR

CARILLON SERIES TRUST

Compensation pursuant to Paragraph 9 of the Administrative Services Agreement shall be:

(1)	For the Services provided to a Series and its shareholders (including amounts paid to third parties), a fee equal to the lesser of:

(i)	0.10% per annum of the average daily net assets of each Series; or
(ii)

(ii) one-third (1/3) of Net Investment Advisory Fees (as defined below) paid to the investment adviser on all net assets. Net Investment Advisory Fee shall equal (a) the investment advisory fee rate of the Series paid to the investment adviser, less (b) expenses of the Series paid by the investment adviser pursuant to Section 6 of the investment advisory agreements;

plus in each case

(2)	Certain out-of-pocket expenses.

Date: September 1, 2025

SCHEDULE C

TO

ADMINISTRATIVE SERVICES AGREEMENT

FOR

CARILLON SERIES TRUST

The Administrator shall provide each Series the following Services pursuant to Paragraph 2 of the Administration Agreement:

1.	Provide all necessary office facilities (which may be in the offices of the Administrator or an affiliate), equipment, and personnel for handling the affairs of the Series;

2.

Subject to supervision by counsel to the Trust, prepare amendments to, file, and maintain the Trust’s governing documents, including the Declaration of Trust (or charter as the case may be), the By-laws, and minutes of meetings of shareholders;

3.

Provide individuals reasonably acceptable to the Trust’s Trustees to serve as officers of the Trust, who will be responsible for the management of certain of the Trust’s affairs as determined by the Trust’s Trustees;

4.	Prepare agenda and prepare and compile board materials for all Trustee meetings and review, file, and maintain minutes of meetings of Trustees;

5.	Provide appropriate personnel for Board of Trustees meetings;

6.

Subject to supervision by counsel to the Trust, prepare, review and file the Trust’s Registration Statement (on Form N-1A, Form N-14 or any replacements therefor), periodic supplements to the Registration Statement, proxy materials and other filings with the SEC;

7.

Subject to supervision by counsel to the Trust, oversee and supervise the preparation of, and review and file Form N-CSR, Form N-CEN, Form N-PORT and Form 24F-2 and similar filings and provide any sub-certifications which may reasonably be requested by the Trust’s Principal Executive Officer or Principal Financial Officer in connection with the required certification of those filings and coordinate receipt of similar sub-certifications from other service providers that provide information to be included in such filings;

8.	Oversee the preparation and filing of, all necessary Blue Sky filings;

9.	Prepare and file, or supervise the preparation and filing of, annual Form N-PX;

10.	Arrange for and coordinate the layout and printing of prospectuses, statements of additional information, semi-annual and annual reports to shareholders, and proxy materials;

11.	Prepare or oversee, with the assistance of the Series’ investment adviser, and sub-adviser, as applicable, communications to shareholders as requested by the Trust;

11.	Administer and maintain the availability of the website required for each Series by Rule 6c-11 under the 1940 Act, or any successor rule, in accordance with the requirements of the rule;

12.

Prepare or supervise the preparation and submission to the relevant listing exchange, as necessary: (i) an initial listing application for each Series, (ii) all press releases and notices, and (iii) such other documents, reports and filings as may be required by the applicable exchange for the Series to maintain the listing of its shares on the exchange and to otherwise comply with the rules of the exchange;

13.

Coordinate or oversee the mailing of the following, as applicable: statements, confirmations, prospectuses, notices, proxy statements, information statements, proxies, semi-annual and annual reports to shareholders, and other reports to Series’ shareholders, and supervise and facilitate the proxy solicitation process for all shareholder meetings, including the tabulation of shareholder votes;

14.	Prepare for and conduct shareholder meetings, if necessary;

15.	Assist with the design, development, and operation of Series for the Trust, including new investment objectives, policies and structure;

16.

Review reports produced by, and the operations and performance of, the various organizations providing Services to the Trust or any Series of the Trust, including, without limitation, the Trust’s investment adviser, custodian, sub-adviser, fund accountant, shareholder servicing agent, transfer agent, outside legal counsel, independent public accountants, and other entities providing Services to the Trust, and authorized participants for Series of the Trust, and at the request of the Trustees, report to the Trustees on the performance of such organizations;

17.	Prepare, negotiate, and administer contracts on behalf of the Trust with, among others, the Trust’s investment adviser, custodian, fund accountant, shareholder servicing agent, and transfer agent;

18.	Review marketing material to verify that Series information is accurate;

19.

Monitor the Trust’s compliance with the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder, so as to enable the Trust to maintain its status as a “regulated investment company;”

20.	Monitor the Trust’s compliance with all applicable federal securities and other regulatory requirements;

21.	Monitor the Trust’s compliance with its registration statement;

22.

Obtain and keep in effect fidelity bonds and directors and officers/errors and omissions insurance policies for the Trust in accordance with the requirements of Rules 17g-1 and 17d-1(d)(7) under the 1940 Act as such bonds and policies are approved by the Trust’s Trustees;

23.	Provide information and assistance with inspections by the SEC;

24.	Design, implement and maintain a disaster recovery program for the Trust’s records;

25.

Assist the Trust’s Chief Compliance Officer with issues regarding the Trust’s compliance program (as approved by the Board of Trustees of the Trust in accordance with Rule 38a-1 under the 1940 Act) as reasonably requested;

26.

Administer or oversee the implementation and required distribution of the Privacy Policy of the Trust to the extent required under Regulation S-P, the Trust’s Anti-Money Laundering Program or Red Flags Program;

27.	Oversee the preparation of periodic unaudited financial statements;

28.	Provide or oversee tax-related services, including tax lot selection, disclosures and notes, and excise tax provisions;

29.	Oversee the contracts and payments to third parties for revenue sharing and record keeping; and

30.

Perform all administrative Services and functions of the Trust and each Series to the extent administrative Services and functions are not provided to the Trust or such Series pursuant to the Trust or such Series’ investment advisory agreement, custodian agreement, fund accounting agreement, shareholder servicing agreement, and transfer agent agreement.

Dated: September 1, 2025